Exhibit 15.1
To the Stockholders of
Stone Energy Corporation:
We are aware of the incorporation by reference in the Registration Statement on Form S-4 of Stone Energy Corporation and the related joint proxy statement/prospectus for the registration of 11,317,057 shares of its common stock of our report dated May 6, 2008 relating to the unaudited condensed consolidated interim financial statements of Stone Energy Corporation that is included in its Form 10-Q for the quarter ended March 31, 2008.
/s/ Ernst & Young LLP
New Orleans, Louisiana
June 3, 2008